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                                   EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             ADVANCE PARADIGM, INC.


     Advance Paradigm, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY THAT:

     FIRST: The corporation was originally incorporated under the name Advance Pharmacy Services, Inc. and filed its original Certificate of Incorporation with the Secretary of State of Delaware on July 27, 1993. The Amended and Restated Certificate of Incorporation was filed on October 7, 1996.

     SECOND: Article IV, Section 1 of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

     "1. Designation. Up to 5,000 shares of the Company's Preferred Stock shall be designated the "Series B Preferred Stock." All numbers relating to the calculation of cumulative dividends, liquidation preference per share, or redemption price per share of the Series B Preferred Stock shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalizations, reclassification or other similar event involving a change in the capital structure of the Series B Preferred Stock."

     THIRD: The foregoing amendment was declared advisable and proposed to the corporation's stockholders by resolutions adopted by unanimous written consent of the Board of Directors dated October 9, 1996.

     FOURTH: Pursuant to resolution of its Board of Directors, the stockholders of said corporation approved the amendment by resolutions adopted by unanimous written consent of the stockholders of the corporation dated October 9, 1996.

     FIFTH: Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.



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     IN WITNESS WHEREOF, said Advance Paradigm, Inc. has caused this certificate to be signed by David D. Halbert, its President and Chief Executive Officer, and Danny Phillips, its Secretary, this 9th day of October, 1996.

                                      ADVANCE PARADIGM, INC.


                                      By: /s/ David D. Halbert
                                          --------------------------------------
                                            David D. Halbert, President and
                                            Chief Executive Officer

ATTEST:


/s/ Danny Phillips
-----------------------------------
Danny Phillips, Secretary

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